Exhibit 99.1

News Release

Media contact:	Investor Relations contact:
Nicole Alexander	Sidney E. Anderson
+1.316.676.3212	+1.316.676.8014
Nicole_Alexander@hawkerbeechcraft.com www.hawkerbeechcraft.com

Hawker Beechcraft Acquisition Company, LLC Reports 2010 Second Quarter Results

WICHITA, Kan. (Aug. 3, 2010) – Hawker Beechcraft Acquisition Company, LLC (HBAC) reported net sales for the three months ended June 27, 2010, of $639.3 million, a decrease of $177.0 million compared to the second quarter of 2009. The decrease was largely attributable to lower aircraft deliveries in the Company’s Business and General Aviation (“B&GA”) segment as a result of depressed demand across the general aviation market. During the second quarter of 2010, the Company delivered 54 business and general aviation aircraft compared to 78 during the same period in 2009. Included in the second quarter 2009 results was a significant number of King Air aircraft delivered under the U.S. Government’s Project Liberty program. Project Liberty deliveries, which are reported as part of the B&GA segment, concluded in late 2009. Partially offsetting the decline in B&GA segment was continued higher volume in the Trainer Aircraft segment.

During the three months ended June 27, 2010, the Company recorded an operating loss of $20.7 million, compared to an operating income of $39.4 million during the comparable period in 2009. The decrease over the prior year was due to the decreased delivery volume in the Business and General Aviation segment offset partially by the increased volume in the Trainer Aircraft segment. Despite the operating loss, the Company’s cash flow generated by operations was $70.8 million during the three months ended June 27, 2010, compared to $29.5 million in the same quarter of 2009. On June 27, 2010, the Company’s cash balance was $307.2 million.

Backlog was $2.4 billion on June 27, 2010, compared to $3.1 billion on March 28, 2010. Backlog at June 27, 2010, reflects the impact of a cancellation notice from Net Jets which reduced backlog by approximately $400 million. As a result of this cancellation, the Company no longer has any backlog with Net Jets. None of the cancelled orders were scheduled for delivery in 2010 and only one was scheduled to deliver in 2011.

- More -

HBAC Reports 2010 Second Quarter Results – Page 2

Form 10-Q and Earnings Conference Call:

Additional financial information is included in the Company’s second quarter 2010 Form 10-Q filed with the Securities and Exchange Commission earlier today and in the attached tables. HBAC’s earnings results conference call for the three months ended June 27, 2010, will be held Wednesday, August 4, 2010, at 10 a.m. CDT. To attend, register at https://cossprereg.btci.com/prereg/key.process?key=PYCLJT99X.

Once you register, you will be provided with dial-in numbers and pass codes needed to join the conference call. A recording of the earnings call will be posted to the Company’s Web site after the call and will be available for 45 days.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special-mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with the largest number of factory-owned service centers and a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

###

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

HBAC Reports 2010 Second Quarter Results – Page 3

Appendix

Hawker Beechcraft Acquisition Company, LLC

Aircraft Delivery Units

	Three Months Ended		Six Months Ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Business and General Aviation:
Hawker 4000	4	3	8	4
Hawker 900XP	3	11	11	16
Hawker 800XP/850XP	1	—	1	1
Hawker 750	1	2	1	7
Hawker 400XP	2	4	3	4
Premier	2	4	3	7
King Air	24	41	39	70
Pistons	17	13	22	26

Total Business & General Aviation	54	78	88	135

T-6	22	27	38	56	(a)

Total deliveries	76	105	126	191

(a)	T-6 deliveries in the first half of 2009 included 20 units completed in 2008 that were not delivered until the first half of 2009 due to a delivery suspension related to quality issues with a supplier’s component. Deliveries resumed on January 20, 2009.

HBAC Reports 2010 Second Quarter Results – Page 4

Hawker Beechcraft Acquisition Company, LLC

Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)

Trailing Four Quarters for the Period Ended June 27, 2010

(In millions)

			Quarter Ended
	Trailing 12 Months		June 27, 2010	March 28, 2010	December 31, 2009	September 27, 2009
Net (loss) income attributable to parent company	$(797.2	) (a)	$(56.8)	$(63.5)	$7.3	$(684.2)
Net income attributable to non-controlling interest	0.6		0.2	0.1	—	0.3
Provision for income taxes	(99.7)		0.2	2.4	(30.0)	(72.3)
Interest expense, net	147.6		36.7	36.2	39.3	35.4

Operating income adjustments:
Depreciation and amortization	140.9		32.3	34.9	35.2	38.5

EBITDA	(607.8)		12.6	10.1	51.8	(682.3)

Adjustments to EBITDA:
Exclude loss recognized on derivative instruments related to ineffective hedge activity	15.7		0.8	6.0	0.4	8.5
Exclude restructuring and pension curtailment costs recorded during the period	22.2		3.7	1.9	8.2	8.4
Exclude consulting services and internal costs related to cost reduction initiatives	20.5		12.6	7.9	—	—
Exclude Goodwill and Intangible asset impairment charges	521.3		—	—	—	521.3
Exclude Other non-cash impairment charges	94.0		0.4	—	1.9	91.7
Exclude non-cash stock-based and deferred compensation	3.9		1.3	0.9	0.9	0.8

Adjusted EBITDA	$69.8	(a)	$31.4	$26.8	$63.2	$(51.6)

Adjusted EBITDA is a non-GAAP financial measure that is useful in evaluating the ability of issuers of “high-yield” securities to meet their debt service obligations. It is not intended as a substitute for an evaluation of our results as reported under GAAP and is presented for informational purposes only.

(a)	Trailing twelve months loss before income tax includes $146.5 million related to loss-making aircraft and vendor settlement charges. These charges have not been included as adjustments to the Adjusted EBITDA presented.